Exhibit 99.1

AMETEK Executive Vice President and Chief Financial Officer
William J. Burke to Retire

Berwyn, Pa., Jan. 16, 2024 – AMETEK, Inc. (NYSE: AME) today announced that William J. Burke, AMETEK Executive Vice President and Chief Financial Officer, has decided to retire after 36 years of exceptional service, including nearly eight years as Chief Financial Officer. Mr. Burke’s retirement will be effective April 2, 2024. AMETEK’s Board of Directors has named Dalip M. Puri, currently AMETEK Senior Vice President, Operational Finance, to succeed Mr. Burke as Executive Vice President and Chief Financial Officer. Mr. Burke will remain with the Company as a Senior Advisor through April 2025 to ensure a smooth transition.

“I would like to thank Bill for his tremendous contributions to AMETEK over a long and distinguished 36-year career,” said David A. Zapico, AMETEK Chairman and Chief Executive Officer. “Bill’s leadership, guidance and expertise have been instrumental in the growth and success of AMETEK and the development of our world-class finance organization. On behalf of all AMETEK colleagues, I congratulate Bill on his outstanding career, and wish him and his family all the best as they plan for his upcoming retirement.”

Mr. Burke joined AMETEK in 1987 and served in a number of financial, operational and business unit management roles prior to being named Vice President, Investor & Corporate Relations in 1999. He was elected Vice President, Investor Relations and Treasurer in 2007 and in 2012 was named Senior Vice President, Comptroller & Treasurer. He was elected Executive Vice President and Chief Financial Officer in May 2016.

Corporate Profile
AMETEK, Inc. is a leading global provider of industrial technology solutions serving a diverse set of attractive niche markets with annual sales over $6.0 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. Founded in 1930, AMETEK has been listed on the NYSE for over 90 years and is a component of the S&P 500. For more information, visit www.ametek.com.

Contact:

Kevin Coleman
Vice President, Investor Relations & Treasurer
kevin.coleman@ametek.com
Phone: 610.889.5247